Exhibit 99.1

Robert J. Manning Elected to Stanley Black & Decker Board of Directors

New Britain, Connecticut, August 4, 2022… Stanley Black & Decker (NYSE: SWK) today announced that Robert J. Manning, former Chairman and Chief Executive Officer of MFS Investment Management, has been elected to the company’s Board of Directors.

With more than three decades of financial services experience and leadership, Manning brings a deep understanding of the investor community. Manning also has expertise in building corporate value and evaluating corporate capital allocation, operating systems and environmental, social and governance (ESG) strategies.

“Rob is a highly respected leader in the investment management industry, and his extensive knowledge of financial markets, investor perspectives and sustainable investing will enhance the expertise on our Board,” said Andrea J. Ayers, Stanley Black & Decker Chair. “We look forward to working with Rob as we build on our efforts to maximize long-term value for all of our stakeholders.” In accordance with its ongoing Board succession process, the Company has added five new non-management directors in the last three years.

Robert Manning said, “I am thrilled and honored to join the Stanley Black & Decker Board. Stanley Black & Decker is an iconic American company, and I will work every day to help it succeed in the future.”

Manning retired as Non-Executive Chairman of MFS Investment Management earlier this year after a 37-year career with the company. Under his leadership, MFS evolved into a global investment manager capable of adding value for individual and institutional investors worldwide. He is credited for implementing initiatives which helped the firm weather the global financial crisis of 2008 and positioned MFS for continued success as the firm navigated through the global pandemic.

Manning joined MFS in 1984 as a Fixed Income Research Analyst and held several positions with increasing responsibility within the firm’s Investment division, including Fixed Income Portfolio Manager, Fixed Income Strategist and Director of Fixed Income Research. In 2004, he was named Chief Executive Officer and Chief Investment Officer. Manning added the chair role in 2010 and was named co-CEO in 2015. He had been Executive Chairman since 2017 and Non-Executive Chairman since 2021.

Manning is a graduate of the University of Massachusetts – Lowell and earned an M.S. in Finance from Boston College. He is currently the Chair of the board of trustees for the UMass system.

About Stanley Black & Decker

Headquartered in the USA, Stanley Black & Decker (NYSE: SWK) is the world’s largest tool company operating nearly 50 manufacturing facilities across America and more than 100 worldwide. Guided by its purpose – for those who make the world – the company’s more than 60,000 diverse and high-performing employees produce innovative, award-winning power tools, hand tools, storage, digital tool solutions, lifestyle products, outdoor products, engineered fasteners and other industrial equipment to support the world’s makers, creators, tradespeople and builders. The company’s iconic brands include DEWALT®, BLACK+DECKER®, CRAFTSMAN®, STANLEY®, CUB CADET®, HUSTLER® and TROY-BILT®. Recognized for its leadership in environmental, social and governance (ESG), Stanley Black & Decker strives to be a force for good in support of its communities, employees, customers and other stakeholders. To learn more visit: www.stanleyblackanddecker.com

Media Contact:

Debora Raymond

Vice President, Public Relations

Debora.raymond@sbdinc.com

203-640-8054

Investor Contact:

Dennis Lange

Vice President, Investor Relations

Dennis.lange@sbdinc.com

860-827-3833

2